Exhibit 99.2

Company / Investor Contact: Tom Wirth EVP & CFO 610-832-7434 tom.wirth@bdnreit.com

Brandywine Realty Trust Announces Expiration of Tender Offer for

Any and All of its Outstanding 4.95% Guaranteed Notes due 2018

PHILADELPHIA, PA, November 16, 2017 — Brandywine Realty Trust (NYSE: BDN) announced today the expiration of the previously announced cash tender offer (the “Tender Offer”) by its operating partnership, Brandywine Operating Partnership, LP (the “Operating Partnership”), for any and all of its outstanding 4.95% Guaranteed Notes due April 15, 2018 (the “Notes”). The Tender Offer expired at 5:00 p.m., New York City time, on Thursday, November 16, 2017 (the “Expiration Date”). As of the expiration of the Tender Offer, $113,376,000 or 34.88% of the $325,000,000 aggregate principal amount of the Notes had been validly tendered and not withdrawn in the Tender Offer. The Operating Partnership accepted for purchase all of the Notes validly tendered and delivered (and not validly withdrawn) in the Tender Offer at or prior to the Expiration Date. Payment for the Notes purchased pursuant to the Tender Offer is intended to be made on November 17, 2017 (the “Payment Date”).

The consideration to be paid under the Tender Offer will be $1,010.53 per $1,000 principal amount of Notes, plus accrued and unpaid interest to, but not including, the Payment Date. The total Tender Offer consideration of $115,068,704 including accrued and unpaid interest will be funded from a portion of the net proceeds from the Operating Partnership’s recently announced issuance of its 3.950% Guaranteed Notes due 2023 and 3.950% Guaranteed Notes due 2027.

It is expected that the Operating Partnership will retire approximately 34.88% of the outstanding amount of the Notes pursuant to the Tender Offer.

The Tender Offer was made pursuant to the Operating Partnership’s Offer to Purchase dated November 9, 2017, the related Letter of Transmittal and Notice of Guaranteed Delivery. Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as Dealer Managers for the Tender Offer. This press release is neither an offer to purchase nor a solicitation to buy any of the Notes nor is it a solicitation for acceptance of the Tender Offer.

The Operating Partnership intends to redeem all of the Notes that have not been tendered in the Tender Offer and the anticipated redemption date will be December 18, 2017.

About Brandywine Realty Trust

Brandywine Realty Trust (NYSE: BDN) is one of the largest, publicly traded, full-service, integrated real estate companies in the United States with a core focus in the Philadelphia, Washington, D.C., and Austin markets. Organized as a real estate investment trust (REIT), we own, develop, lease and manage an urban, town center and transit-oriented portfolio comprising 190 properties and 26.0 million square feet as of September 30, 2017, which excludes assets held for sale.

Forward-Looking Statements

Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our and our affiliates’ actual results, performance, achievements or transactions to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors relate to, among others: our ability to lease vacant space and to renew or relet space under expiring leases at expected levels; competition

2929 Walnut Street, Suite 1700, Philadelphia, PA 19104	Phone: (610) 325-5600 • Fax: (610) 325-5622

with other real estate companies for tenants; the potential loss or bankruptcy of major tenants; interest rate levels; the availability of debt, equity or other financing; timing of and risks of acquisitions, dispositions and developments, including the cost of construction delays and cost overruns; unanticipated operating and capital costs; our ability to obtain adequate insurance, including coverage for terrorist acts; dependence upon certain geographic markets; and general and local economic and real estate conditions, including the extent and duration of adverse changes that affect the industries in which our tenants operate. Additional information on factors which could impact us and the forward-looking statements contained herein are included in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2016 and our Form 10-Q for the quarter ended September 30, 2017. Neither Brandywine Realty Trust nor the Operating Partnership assumes any obligation to update or supplement forward-looking statements that become untrue because of subsequent events except as required by law.

2929 Walnut Street, Suite 1700, Philadelphia, PA 19104	Phone: (610) 325-5600 • Fax: (610) 325-5622